Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Macerich Property Management Company 401(k) Profit Sharing Plan

401 Wilshire Blvd. Suite 700
Santa Monica, CA 90401

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2012, relating to the Statements of Net Assets Available for Benefits of The Macerich Property Management Company 401(k) Profit Sharing Plan as of December 31, 2011 and 2010, the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2011, and the related supplemental schedule as of December 31, 2011, which report appears in The Macerich Property Management Company 401(k) Profit Sharing Plan’s Annual Report on Form 11-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Windes & McClaughry
Windes & McClaughry Accountancy Corporation
Long Beach, California
February 27, 2013